Exhibit 99.1

Golden Minerals Completes Sale of Santa Maria Gold-Silver Property

GOLDEN, CO - /BUSINESS WIRE/ - December 5, 2023 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) is pleased to announce that on December 1, 2023, it completed the previously-announced sale of its interests in the Santa Maria gold-silver property located in Chihuahua State, Mexico to Transformaciones y Servicios Metalurgicos S.A. DE C.V. (“TSM”).

Upon closing, the Company has received (all figures in USD) $1.50 million plus $0.24 million in Value Added Tax (“VAT”). The Company is permitted to keep the VAT and use it to offset its current VAT receivable.

In addition, sales terms include:

-	TSM has granted Golden a 1.5% net smelter return (“NSR”) royalty on the Santa Maria concession, capped at $1 million.
-	TSM may purchase from Golden the right to receive the NSR royalty for $0.5 million at any time prior to TSM beginning commercial production at Santa Maria.

About Golden Minerals

Golden Minerals is a gold and silver mining company based in Golden, Colorado. The Company is primarily focused on resuming production at its Velardeña Properties and advancing its Yoquivo property in Mexico, and, through partner-funded exploration, advancing its El Quevar silver property in Argentina. The Company is also focused on acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

Follow us at www.linkedin.com/company/golden-minerals-company/ and https://twitter.com/Golden_Minerals.

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060